Exhibit 99.1

6311 Horizon Lane
Longmont, CO 80503

P.O. Box 17577
Boulder, CO 80308-7577

Phone: 303-530-2711
Fax: 303-530-6934
www.horizonorganic.com

HORIZON ORGANIC HOLDING CORPORATION STOCKHOLDERS
APPROVE ACQUISITION BY DEAN FOODS COMPANY

Boulder, CO, December 18, 2003 — Horizon Organic Holding Corporation (Nasdaq:HCOW), which markets the leading brand of certified organic foods in the United States, announced today that its stockholders approved the pending acquisition by Dean Foods Company.  At a special meeting held today, Horizon Organic’s stockholders voted on a proposal to approve and adopt the Agreement and Plan of Merger that the Company had entered into with Dean Foods on June 30, 2003.  The proposal was approved by the required number of votes.

“We are happy to have stockholder approval for the acquisition and, having already received regulatory approval, we are preparing to close this transaction in early January 2004,” said Chuck Marcy, President and Chief Executive Officer of Horizon Organic.

Horizon Organic markets the leading brand of certified organic foods in the U.S. and the leading brand of organic milk in both the U.S. and U.K.  In the U.S. its products include organic milk, a full-line of organic dairy products, organic eggs and juices.  In the U.K., the Company markets organic yogurt, milk and butter under the Rachel’s Organic brand.  For more information, please visit the Company’s web site at www.horizonorganic.com.

Note on Forward-Looking Statements:  This news release contains forward-looking statements that involve risks and uncertainties.  Future events may differ materially from those discussed herein, due to a number of factors, including uncertainties related to the Company’s ability to continue to maintain and expand its brands, avoid adverse publicity, manage its supply chain efficiently, continue and effectively manage its rapid growth, and maintain key management, as well as the volatility in the cost of organic farm products, increased competition, changes in consumer preferences, and increases in charges under governmental dairy programs.  These factors and others are more fully discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

CONTACT:

Horizon Organic	Tom Briggs	Jennifer J. Matuschek
	SVP and Chief Financial Officer	Director of Investor Relations
	303.530.2711 x 230	303.530.2711 x178